Exhibit (14)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 19, 2011, relating to the financial statements and financial highlights which appear in the June 30, 2011 Annual Report to Shareholders of the Allianz AGIC Target Fund and Allianz RCM Mid-Cap Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Statements” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Kansas City, Missouri
February 23, 2012